UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 1-K/A

(Amendment No. 1)

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the Fiscal Year Ended March 31, 2018

NUVUS GRO CORP

(Exact name of Registrant as specified in its charter)

Commission File Number: 24R-00045

Nevada	46-5145215
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10901 Roosevelt Blvd Suite 1000C Saint Petersburg, FL	33716
(Address of principal executive offices)	(Zip Code)

(727) 474-1810

Registrant’s telephone number, including area code

Common Shares, par value $0.001

(Title of each class of securities issued pursuant to Regulation A)

EXPLANATORY NOTE

This Amendment No. 1 on Form 1-K/A (“Amendment No. 1”) is being filed to amend our Annual Report on Form 1-K for the fiscal year ended March 31, 2018 (“Original Form 1-K”), filed with the U.S. Securities and Exchange Commission on July 31, 2019 (“Original Filing Date”). The purpose of this Amendment No. 1 is to include the audited statements provided by the third party accounting firm. No additional changes have been made to any other section of this Form 1-K. The previous Form 1-K is available here: https://www.sec.gov/Archives/edgar/data/1671132/000107997418000408/htcok1k3312018v1.htm.

The updates are contained in Item 2 and Item 7 in this Amendment No. 1.

Except as described above, this Amendment No. 1 does not modify or update other information or disclosures in, or exhibits to, the Original Form 1-K, nor does it reflect events occurring after the filing of the Original Form 1-K. Accordingly, this Amendment No. 1 should be read in conjunction with the Original Form 1-K.

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Amendment No. 1 pursuant to Regulation A on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Amendment No. 1 or in the information incorporated by reference into this Amendment No. 1.

The forward-looking statements included in this Amendment No. 1 are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in our offering circular dated January 27, 2016, filed pursuant to Rule 253(g)(2), under the caption “RISK FACTORS” and which are incorporated herein by reference (link to filing on SEC.gov https://goo.gl/0uxfF0).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Amendment No. 1. All forward-looking statements are made as of the date of this Amendment No. 1 and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Amendment No. 1, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Amendment No. 1, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Amendment No. 1 will be achieved.

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ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Overview

Nuvus Gro Corp.(f/ka/ HempTech Corporation) (“HempTech”, “we”, “us”, “our”, or the “Company”) was formed on March 1, 2014, as a Nevada corporation. As of the filing of the Original Form 1-K, HempTech was a technology company specialized to address the needs of cultivators of industrial hemp and legal medical marijuana. The Company provided technology to allow growers to grow, securely collect, analyze and control all aspects of the grow cycle.

HempTech was originally formed as a private company on November 17, 1997. On February 29, 2016, HempTech merged with Building Turbines, Inc.; becoming a publicly traded company. On March 10, 2016, Building Turbines, Inc. changed its name to HempTech Corporation. Post recapitalization of Building Turbines, Inc., HempTech became publicly traded under the ticker symbol HTCO.

Results of Operations

Fiscal 2018 compared with Fiscal 2017

Results of Operations

Net Revenue

For the years ended March 31, 2018 and 2017 the Company had revenues of $329,900 and $66,645, respectively. Of the $329,900, $251,000 related to the sale of two (2) grow droid containers.

Our total operating expenses which consist of stock-based compensation, payroll, organization costs as well as attorney fees, accounting fees, and other administrative expenses associated with setting up our operations amounted to $3,420,193 and $9,657,429 in the years ended March 31, 2018 and 2017, respectively. Our total operating expenses decreased by $6,237,236 in 2017 compared to 2017.  The difference was due to stock-based compensation in the amount of $8,675,159 recorded for vested services to our COO which was not due in 2018.

Net Loss

Our net loss for the year ended March 31, 2018 was $ 3,274,327 compared to a loss of $ 9,728,110 for the year ended March 31, 2017.  The decreased net loss of $ 6,453,783 was primarily due to a reduction in stock-based compensation as mentioned above.

Liquidity and Capital Resources

As of March 31, 2018, we had a working capital deficit of $636,818 as compared to a working capital deficit of $ 865,383 as of March 31, 2017.  Since inception of March 1, 2014 through March 2017, our capital needs have primarily been met by our parent company during such time period, FutureWorld Corp. We had additional capital requirements during 2018. We do not expect to be able to satisfy our cash requirements through online sales, and therefore we will attempt to raise additional capital through this offering and or other offerings. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Operating Activities

Cash used in operations of $405,241 during the year ended March 31, 2018 was primarily a result of our $3,274,327 net loss reconciled with our net non-cash expenses relating to stock based compensation, depreciation and amortization expense, accounts receivable, inventory purchases, prepaid expenses, accounts payable, accrued liabilities, and advances from related parties.  Cash used in operations of $382,155 during the year ended March 31, 2017 was primarily a result of our $9,728,110 net loss reconciled with our net non-cash expenses relating to depreciation and amortization expense, accounts receivable, inventory purchases, and advances from related parties.

Investing Activities

Cash used in investing activities of $-0- during the year ended March 31, 2018. Cash used in investing activities of $6,500 during the year ended March 31, 2017 was due to the increase of tangible properties.

Financing Activities

During the years ended March 31, 2018 and 2017, we generated proceeds of $427,417 and $397,000 from our financing activities which consisted of: proceeds from the sale of Reg A stock $59,000 stock and proceeds from related party loans (2018) and sale of preferred stock and common stock in 2017.

Seasonality Results

We do not expect to experience any seasonality in our operating results.

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements or financing activities with special purpose entities.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout management’s Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the valuation of equity issued for services, valuation of equity associated with convertible debt, the valuation of derivative liabilities, and the valuation of deferred tax assets. Actual results could differ from these estimates.

Fair Value Measurements and Fair Value of Financial Instruments

The Company adopted ASC Topic 820, Fair Value Measurements. ASC Topic 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2: Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3: Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Derivative Liability

We evaluate convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging.” The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

Deferred Taxes

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.

Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate.  Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse and are considered immaterial.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company monitors outstanding receivables based on factors surrounding the credit risk of specific customers, historical trends, and other information. The allowance for doubtful accounts is estimated based on an assessment of the Company’s ability to collect on customer accounts receivable. There is judgment involved with estimating the allowance for doubtful accounts and if the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make the required payments, the Company may be required to record additional allowances or charges against revenues. The Company writes-off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues its collection. As of March 31, 2016 and 2015, based upon the review of the outstanding accounts receivable, the Company has determined that an allowance for doubtful accounts is not material. The allowance for doubtful accounts is created by forming a credit balance which is deducted from the total receivables balance in the balance sheet.

As of March 31, 2018, the Company had $63,700 trade receivables, of which $70,100 was from an affiliate.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

Stock Based Compensation Expense

We expect to account any share-based compensation pursuant to SFAS No. 123 (revised 2004) Share-Based Payment, or SFAS No. 123R. SFAS No. 123R requires measurement of all employee share-based payments awards using a fair-value method. When a grant date for fair value is determined we will use the Black-Scholes-Merton pricing model. The Black-Scholes-Merton valuation calculation requires us to make key assumptions such as future stock price volatility, expected terms, risk-free rates and dividend yield. The weighted-average expected term for stock options granted was calculated using the simplified method in accordance with the provisions of Staff Accounting Bulletin No. 107, Share-Based Payment. The simplified method defines the expected term as the average of the contractual term and the vesting period of the stock option. We will estimate the volatility rates used as inputs to the model based on an analysis of the most similar public companies for which HempTech has data. We will use judgment in selecting these companies, as well as in evaluating the available historical volatility data for these companies.

SFAS No. 123R requires us to develop an estimate of the number of share-based awards which will be forfeited due to employee turnover. Annual changes in the estimated forfeiture rate may have a significant effect on share-based payments expense, as the effect of adjusting the rate for all expense amortization after January 1, 2006 is recognized in the period the forfeiture estimate is changed. If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment is made to increase the estimated forfeiture rate, which will result in a decrease to the expense recognized in the financial statements. If the actual forfeiture rate is lower than the estimated forfeiture rate, then an adjustment is made to decrease the estimated forfeiture rate, which will result in an increase to the expense recognized in the financial statements. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. We have never paid cash dividends, and do not currently intend to pay cash dividends, and thus have assumed a 0% dividend yield.

HempTech will continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to its stock-based awards on a prospective basis, and in incorporating these factors into the model. If our actual experience differs significantly from the assumptions used to compute its stock-based compensation cost, or if different assumptions had been used, we may record too much or too little share-based compensation cost.

Revenue Recognition

Revenue includes product sales. The Company recognizes revenue from product sales in accordance with Topic 605 “Revenue Recognition in Financial Statements” which considers revenue realized or realizable and earned when all of the following criteria are met:

(i)	persuasive evidence of an arrangement exists,
(ii)	the services have been rendered and all required milestones achieved,
(iii)	the sales price is fixed or determinable, and
(iv)	Collectability is reasonably assured.

Recent Accounting Pronouncements

Since the year ended March 31, 2016 and through July 20, 2016, there were several new accounting pronouncements issued by the FASB. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s financial statements.

Convertible Debentures

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt.

Fair Value of Financial Instruments

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicablethe fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

The Company follows Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) and Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”), which permits entities to choose to measure many financial instruments and certain other items at fair value.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a “beneficial conversion feature” (“BCF”) and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid in capital) and amortized to interest expense over the life of the debt.

Advertising, Marketing and Public Relations

The Company follows the policy of charging the costs of advertising, marketing, and public relations to expense as incurred.

Offering Costs

Costs incurred in connection with raising capital by the issuance of common stock are recorded as contra equity and deducted from the capital raised.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our consolidated federal tax return and any state tax returns are not currently under examination.

The Company has adopted FASB ASC 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (loss) Per Common Share

The Company computes loss per common share, in accordance with FASB ASC Topic 260, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, that could result from the exercise of outstanding stock options and warrants.  These potentially dilutive securities were not included in the calculation of loss per common share for the years ended March 31, 2018 and 2017 because their effect would be anti-dilutive.

The outstanding securities consist of the following:

	For The Years Ended March 31,
	2018	2017
Potentially dilutive options	930,000	930,000
Potentially dilutive warrants	273,333	273,333
Potentially dilutive convertible preferred stock	273,333	273,333
	1,476,666	1,476,666

Recent Accounting Pronouncements

ASU 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements”. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company evaluated and adopted ASU 2014-10 during the year ended December 31, 2015.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern.” The provisions of ASU No. 2014-15 require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently assessing the impact of this ASU on the Company’s consolidated financial statements.

Other accounting standards which were not effective until after March 31, 2018 are not expected to have a material impact on the Company’s consolidated financial position or results of operations.

ITEM 7.	FINANCIAL STATEMENTS

October 22, 2022

INDEPENDENT AUDITORS’ REPORT

The Board of Directors NUVUS

GRO CORP

76 4th Street N #609

Saint Petersburg, FL 33701

1.	REPORT ON FINANCIAL STATEMENTS

I have audited the accompanying balance sheets of Nuvus Gro Corp as of March 31, 2018 and the related statements of operations, changes in owner’s equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management.

2.	MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

3.	AUDITOR’S RESPONSIBILITY

My responsibility is to express an opinion on these financial statements based on my audits. I conducted my audits in accordance with generally accepted auditing standards as accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit includes performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of risks of material misstatements of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, I express no such opinion.

An audit also includes evaluating appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. Examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.

An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

4.	OPINION

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nuvus Gro Corp as of March 31, 2018, and the results of operations, changes in owner’s equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Amjad N I Abu Khamis	Amjad N I Abu Khamis

Certified Public Accountant, NH 08224 CF
Audits LLC
159 Main St. STE 100
Nashua NH 03060
603-607-7600
cpa@cfaudits.com

NUVUS GRO CORP

Balance Sheet Statement

As of March 31, 2017 and 2018

	2017	2018
ASSETS
Current Assets
Checking Accounts	8,584	31,060
Accounts Receivables	16,800	63,700
Receivables from Related Parties	50,100	70,100
Inventory	31,240	36,299
Prepaid Expenses	17,500	10,464
Other Deposits	-	20,000
Total Current Assets	124,224	231,623
Fixed Assets
Furniture and Equipment	67,308	52,500
Research and Development	-	-
Intangible Assets	634,551	453,333
Total Fixed Assets	701,859	505,833
TOTAL ASSETS	826,083	737,456

LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payables	80,173	90,848
Accrued Salaries	633,878	65,832
Accrued Revenues	781,596	877,596
Total Current Liabilities
Non-Current Liabilities
Payables to Related Parties	370,156	633,382
Derivative Liability	44,798	44,798
Total Liabilities	1,910,601	1,712,456
Equity
Preferred Shares	3,247	3,247
Common Shares	53,885	55,939
Additional Paid-in Capital	9,036,704	12,526,837
Retained Earnings	(10,178,354)	(13,561,023)
Total Equity	(1,084,518)	(975,000)
TOTAL LIABILITIES AND EQUITY	826,083	737,456

NUVUS GRO CORP

Income Statement

For the years ended 2017 and 2018

	2017	2018
Revenues
Sales	20,645	255,000
Consultation	6,000	74,900
Cost of Goods Sold	(23,780)	(138,534)
Gross Income	2,865	191,366
Less Operating Expenses
Salaries	519,986	362,506
Stock Based Compensation	8,790,923	613,186
Professional Fees	117,858	2,170,189
General and Administrative	228,662	274,312
Total Operating Expenses	9,657,429	3,420,193
Other Income (Expense)
Bad Debt Expense	-	(48,100)
Impairment of Assets	(123,671)	(108,342)
Interest Income (Expense)	(1,671)	2,600
Total Other Income (Expense)	(125,342)	(153,842)
Net Income (Loss)	(9,779,906)	(3,382,669)

NUVUS GRO CORP

Statement of Changes in Equity

For the years ended 2017 and 2018

	Common Shares	Additional Paid in Capital	Preferred Shares	Retained Earnings	Equity Balance
Beginning Balance as of April 1, 2016	52,103	8,574	-	(398,448)	(337,771)
Stocks Issued During 2016	1,782	9,028,130	3,247	-	8,695,388
Net (Loss) During 2016	-	-	-	(9,779,906)	(1,084,518)
Equity Ending Balance as of March 31, 2017	53,885	9,036,704	3,247	(10,178,354)	(1,084,518)
Stocks Issued During 2017	2,054	3,490,133	-	-	2,407,669
Net (Loss) During 2017	-	-	-	(3,382,669)	(975,000)
Equity Ending Balance as of March 31, 2018	55,939	12,526,837	3,247	(13,561,023)	(975,000)

NUVUS GRO CORP

Statement of Cash Flow

For the year ended as of March 31, 2017

OPERATING ACTIVITIES
Net Income (Loss)	(3,382,669)
Adjustments to net income
Change in A/R	(79,864)
Change in A/P	(198,145)
Bad Debt	48,100
Impairment of Assets	108,342
Net cash used by operating activities	(3,504,236)

INVESTING ACTIVITIES
Increase in Fixed Assets	(88,627)
Net cash provided by financing activities	(88,627)

FINANCING ACTIVITIES
Issuance of Shares	2,054
Long Term Loans	3,490,133
Stock Compensation	123,152
Net cash provided by financing activities	3,615,339

NET CASH INCREASE (DECREASE) FOR PERIOD	22,476
Cash at the beginning of the period	8,584
CASH AT END OF PERIOD	31,060

NUVUS GRO CORP

Notes to the Financial Statements:

As of March 31, 2017

1.	DESCRIPTION OF THE BUSINESS

NUVUS GRO Corporation (“Nuvus”, “we”, “us”, “our”, or the “Company”) was formed on March 1, 2014, as a Nevada corporation. Nuvus Gro is a technology company specialized to address the needs of cultivators of industrial hemp and legal medical marijuana. The Company provides technology to allow growers to grow, securely collect, analyze and control all aspects of the grow cycle.

Nuvus Gro was originally formed as a private company on November 17, 1997. On February 29, 2016,Nuvus Gro merged with Building Turbines, Inc.; becoming a publicly traded company. On March 10, 2016, Building Turbines, Inc. changed its name to Nuvus Gro Corporation. Post recapitalization of Building Turbines, Inc., Nuvus Gro became publicly traded under the ticker symbol HTCO.

Nuvus Gro Corp (OTC: HTCO), is a technology company providing specialized solutions for cultivating cannabis. We design and engineer intelligent, efficient, industrial-grade products using process control techniques, advanced environment sensors, data aggregation, visualization software and security solutions. Our goal is to provide industrial-grade quality, making it possible for growers to compete in the emerging markets or simply to grow their own high quality product.

Nuvus Gro is a leader in Controlled Environment Agriculture (CEA) using Automation Technologies with hardware and software integration to provide optimal growing conditions throughout the development of the crop cycle. Through HempTech technologies, virtually every component of the plants’ vegetative growth matrix and flower harvest is automated, documented and available in graphic format, both in real time and historically. This simplifies operations and ensures that the baselines set by the master grower are adhered to by the cultivation staff.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

2.1.	Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

2.2.	Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

2.3.	Use of Estimates

The preparation of financial statements in conformity with the U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management evaluates the estimates and assumptions based on historical experience and believes those estimates and assumptions are reasonable based on the information available to them.

3.	INTANGIBLE ASSETS

Intangible assets, net, consisted of Opticon fiber optic management software and TriMax intellectual property, the presented amount is net of accumulated amortization amount of $45,469.

4.	DERIVATIVE FINANCIAL INSTRUMENTS

Current accounting principles that are provided in ASC 815 - Derivatives and Hedging require derivative financial instruments to be classified in liabilities and carried at fair value with changes recorded in income. Currently we do not have any derivative instruments that contain a strike/conversion price which would require the use of a Lattice Model or Monte Carlo valuation technique. The derivative liability held on our books is a put option. As a result we have chosen an income based approach to value the derivative.

5.	CAPITAL STOCK

During the year ended March 31, 2017, the Company sold 157,500 shares of stock for $2.00 per share or $315,000. Also during the year ended March 31, 2017, the Company issued 1,625,000 shares of stock to employee in exchange for vested services, which were valued at $2.50 per share or $4,337,580.

During April 2016, we issued 273,667 shares of Series A-1 Preferred. We have accounted for the Series A-1 Preferred for cash as a financing transaction.

6.	GOING CONCERN

The Company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. At March 31, 2017 the company had negative working capital, net loss, and accumulated deficit. Continued losses may adversely affect the liquidity of the Company in the future.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized. (Exact name of issuer as specified in its charter)

NUVUS GRO CORP

By:	/s/ Jake Noch, CEO

Date:	October 27, 2022